DECEMBER 2018

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

Mark calendars for Feb. 18 annual meeting

Golden Grain Energy will host its annual meeting Feb. 18, 2019, at the Columbia Hall (formerly Knights of Columbus Hall) in Mason City. Registration and lunch will begin at noon, with the meeting following at 1 p.m. Please RSVP by Feb. 13 to the Golden Grain Energy office at 641-423-8525 or info@ggecorn.com.

Directors Roger Shaffer, Dave Sovereign and Stan Laures are unopposed for re-election to the at-large three-year terms.

Additional information about the annual meeting will be mailed in late December or early January, including proxy cards. Please join us to learn details of our ongoing expansion and more.

Golden Grain gives time, support


Pink AT THE PUMP

Several employees from Golden Grain Energy spent time in October filling tanks to fund breast cancer research and suport as part of the third annual Pink at the Pump campaign, coordinated by the Iowa Renewable Fuels Association and its member companies.

Curt Strong, Joe Hubka and Roy Bocanegra are pictured at Murphy's USA in Mason City. Other local stations participating in the Pink the Pump promotion included Cresco Fast Stop, Decorah Mart and Fuel Time in St. Ansgar. The event raised $17,000 statewide in 2018.

Commitment to members continues with $0.25 distribution

Despite challenging financial circumstances throughout 2018, and major reinvestment in the company through the ongoing expansion project, Golden Grain Energy's board of directors remains committed to returning profits to members, which can in turn fulfill the company's mission of strengthening local economies. It was with this portion of the corporate mission statement in mind, says Chairman Dave Sovereign, that the board on Nov. 19, 2018, declared a cash distribution of $0.25 per membership unit to the holders of Class A and Class B units of record at the close of business on that date for a total distribution of $4,968,250. The distribution will be recorded in the Company's first quarter financial statements for the 2019 fiscal year and was paid to members on December 14, 2018. This distribution brings the total distributions paid in GGE's 14-year history to $9.95 per unit.



2018 marked by tight margins, low prices

Our 2018 fiscal year, which ended October 31, 2018, was a tough year from start to finish....a finish of approximately $6.4 million or $0.32 per unit. More than 80 percent of that income came from our investments in other entities. Historically that percentage has been closer to one-third of our income.

To start the year, we experienced abnormally high natural gas in December 2017 and January 2018. Coupled with that, margins were tight last winter and forced us to look elsewhere for increased margins. The majority of our production in February and March 2018 was sent to export markets in an effort to squeeze out a few more pennies a gallon.

In May of 2018 we initiated our typical maintenance shutdown. When we started the plant back up following the shutdown we experienced damage to our distillation column trays which hindered production and DDG quality for the better part of June.

Since that time, GGE has been seeking insurance funds for the interruption to our business. I'm happy to report that late this fall we received a $3 million insurance claim for the damaged property as well as lost margins due to this situation.

The last quarter of 2018 we have continued to battle reduced margins. August, September and then October each took the title as the month with the lowest ethanol price ever in GGE history.

The falling ethanol price is directly related to the Small Refiners Exemption Credit granted by the EPA over the last several months. This has reduced ethanol demand to well under the 15 billion gallon RFS.

Of both current and future concern is the direct corn draw area around Mason City, which has seen reduced corn yields in the 2018 harvest. Many plants are at or below break-even perspective and tough decisions about plant run rates are being made.

For our 2019 fiscal year we have booked a natural gas position which is playing out in our benefit, and DDG prices have recently improved as well.

During 2018, we spent approximately $18.5 million on capital projects primarily consisting of a new slurry system which was brought online the last week of October (the one we had was from the original plant and only designed to run 40 mgpy) and the additional fermentation capacity.

The complete 10-K as well as the proxy for the 2019 annual meeting will likely be filed before Jan. 1, 2019, and can be found on the SEC website or by following the investor link at www.ggecorn.com at that time.

— Christy Marchand, CFO

BALANCE SHEET	October 31, 2018	October 31, 2017
Current Assets	$ 35,558,094	$ 53,988,590
Total Assets	$ 135,666,279	$ 143,829,415
Current Liabilities	$ 8,028,070	$ 7,716,286
Long-term liabilities	$ 536,414	$ 477,883
Members Equity	$ 127,101,795	$ 135,635,246
Book Value per Unit	$ 6.40	$ 6.83

INCOME STATEMENT	Year Ended 10/31/2018	Year Ended 10/31/2017	Year Ended 10/31/2016
Revenue	$ 179,501,244	$ 213,455,567	$ 200,697,852
Gross Profit	$ 5,355,585	$ 25,129,163	$ 15,352,748
Equity in Net Income from Investments	$ 5,263,775	$ 7,477,709	$ 8,265,427
Net Income	$ 6,371,299	$ 29,398,824	$ 20,393,242
Net Income per Unit	$ 0.32	$ 1.48	$ 1.03
Distribution Paid	$ 0.75	$ 1.25	$ 0.95

Taxable income passed through to members near zero

Golden Grain Energy has computed an estimate of taxable income for the calendar year 2018. Our estimated taxable income for 2018 is expected to be close to zero. In addition, we anticipate all of GGE's income will qualify for the new IRC section 199A 20 percent pass-through deduction which takes the place of the domestic manufacturers deduction. We also anticipate claiming Research & Development tax credits for 2018, but at this time, do not have an accurate estimate as to how much that may be.

GGE anticipates filing returns in Iowa, Minnesota and Nebraska. These estimates are contingent on the amount of income reported to us from our investments

Continued on Page 3

From the chairman:

All eyes on the future

2018 has been a year of positioning ourselves for the future, and I want to recognize the commitment of each and every member of the Golden Grain Energy team to maximizing efficiency and productivity in ways both large and small. It is the little details that add up to big results.

As we continue to invest in capital improvements that will bring our original 40 mgpy year to its new capacity of 150 mgpy, we are also investing time and energy into educating candidates, officials and the public about the importance of ethanol, E15, and advocacy to continue to advance our industry. I encourage all Golden Grain members to add their voices as we fight for expansion of year-round E15 and for a rethinking of the Small Refinery exemptions granted recently by the EPA that have cut ethanol demand by more than 2 billion gallons this year.

We look forward to positive changes in the year ahead and are proud to continue to live out the mission printed on Page 4 of this newsletter.

—Dave Sovereign, board chairman


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Taxable income ... *continued from Page 2*

as well as final December financial results. K-1 forms will be mailed as soon as possible but likely not before the last week of February 2019 (see K-1 portal note!).

A reminder that the amount of income, if any for 2018, reported to you on your K-1 form is what you will report on your tax return. There was only one distribution in 2018 which is the $0.25/unit that is in process currently. Distributions are typically not taxable to the majority of our members. Distributions from a partnership are considered a reduction of basis—not income. Should you have questions please consult your tax preparer or contact the GGE office at (641) 423-8525 or cmarchand@ggecorn.com.

Sign up to access K-1 through online portal

Last year nearly 40 percent of our members signed up to receive their K-1 through online access. Although there were a few glitches, the program was an overall success. This not only saves time and money for GGE sending them out but is also is a big benefit for tax preparers and members who have a March 1st filing deadline. If you had K-1 portal access last year you will be automatically signed up this year. If you would like your 2018 K-1 to be delivered electronically to either you or your tax preparer please contact the GGE office or fill out the form below and mail it to Golden Grain Energy, 1822 43rd St. SW, Mason City, IA 50401. Returning the letter to GGE gives your consent to access your K-1s through the secure portal and forgo receiving a paper copy. Please consult with your tax preparer if this is a service that may be beneficial to you.

Yes! I want to receive an electronic copy of my K-1 thru a portal from RSM. I am aware that I will not be receiving a paper copy of the K-1 in the mail.

Member Name: ______________________________
Member Address: ____________________________ City: __________ State: ___ Zip: ____
Email address where you want to send the K-1 access information: ______________________
Secondary email address that should receive the K-1 access information: ______________________

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... Thank you for your contributions!

Thank you to all members who contributed nearly $11,000 to the GGE PAC through the recent distribution. Your support is key to our efforts to educate and support legislators and candidates who support ethanol and biofuels. In the last election cycle, the PAC contributed to representatives who help us bring clean, affordable fuels to American drivers.

Golden Grain Energy also advocates through involvement in state and national organizations, including the national Renewable Fuels Association (RFA), the American Coalition for Ethanol (ACE), as a charter member of the Iowa Renewable Fuels Association, and most recently, with Growth Energy.

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.